ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of April 30, 1997, by and between NORTHWEST TECHNICAL INDUSTRIES, INCORPORATED, a Washington corporation ("Seller"), ALAN W. HARE ("Mr. Hare"), NTI, INC., a Washington corporation ("Buyer"), and PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("PA&E").

                                    RECITALS

     A. Seller is engaged in the business of manufacturing explosively bonded metal composites (the "Business"). Mr. Hare is the Chief Executive Officer, a director, and the largest shareholder of Seller.

     B. Buyer is a wholly-owned subsidiary of PA&E, formed for the purpose of purchasing substantially all of the assets of Seller.

     C. Seller now desires to sell, and Buyer desires to purchase, substantially all of Seller's assets, on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     In consideration of the covenants in this Agreement, the parties agree as follows:

                                    Section 1
                           Purchase and Sale of Assets

     1.1 Purchase and Sale. On the Closing Date, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's assets, properties and rights (except the Excluded Assets, as defined below), real and personal, tangible and intangible, and wherever located (the "Assets"), including but not limited to, all of Seller's:

               a. cash, cash equivalents, and securities;

               b. interests in real property (the "Real Property"), including but not limited to (a) all leasehold interests and interests as a lessor, (b) all improvements, easements, and appurtenances to or located on the Real Property, and (c) all contractual and other rights pertaining to the Real Property, such as road and access rights, water rights, water delivery contracts, condemnation award, and insurance proceeds;

               c. tangible personal property (the "Personal Property"), including but not limited to manufacturing and office equipment, vehicles, inventory (whether raw materials, work in process, or finished goods), furniture, fixtures, drawings, designs and blueprints, materials and supplies, and spare and replacement parts;


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               d. contracts, agreements, commitments, leases, licenses, purchase orders, sales orders, insurance policies and documents (the "Contracts");

               e. governmental licenses, permits, approvals, authorizations, consents, franchises, tariffs, orders and other registrations required for the conduct of the Business, to the extent that they are assignable (the "Licenses");

               f. patents, trademarks, trade names, including the exclusive right to use the name "Northwest Technical Industries, Inc.", and all derivatives thereof, copyrights, and service marks; all registrations therefor; all applications pending therefor; and all other proprietary rights and intangible property, such as trade secrets, technology, software, operating systems, customer and supplier lists, know-how, formulae, slogans processes and operating rights (the "Intellectual Property");

               g. accounts receivable (the "Accounts Receivable");

               h. prepaid and deferred items ("Prepaids"), including but not limited to prepaid rentals, insurance, taxes and unbilled charges and deposits;

               i. operating data and records, including but not limited to, financial and accounting records, correspondence, budgets, and engineering and manufacturing records ("Records");

               j. goodwill; and

               k. telephone lines and numbers.

     1.2 Excluded Assets. The Assets shall not include Seller's corporate seal, minute books, charter documents and corporate stock record books (collectively, the "Excluded Assets").

                                    Section 2
                    Assignment and Assumption of Liabilities

     2.1 Assignment and Assumption. On the Closing Date, as defined in Section 5, Seller will assign to Buyer, and Buyer will assume, certain of Seller's liabilities and obligations known or existing as of the Closing Date (collectively, the "Liabilities"), pursuant to the terms of an Assignment and Assumption Agreement in substantially the form attached as Exhibit A (the "Assumption Agreement"). The Liabilities shall include the Fee Agreement between Seller and Edward J. Worrall dated January 30, 1997.

     2.2 Excluded Liabilities. Except as specifically set forth in the Assumption Agreement, Buyer will not assume and will not be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or other, including but not limited to liabilities or obligations of Seller (a) for Taxes, as defined in Section 7.6; (b) to employees (including without limitation all salaries, vacation pay, medical pay and other employee benefit or severance arrangement, earned or accrued through the Closing Date, including Seller's profit


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sharing plan); (c) relating to issuances of securities; (d) incurred in connection with distributions to shareholders or in connection with any corporate dissolution; or (e) under any "Environmental Law," as defined in
Section 7.13.

                                    Section 3
                                 Purchase Price

     3.1 Purchase Price. The total purchase price for the Assets (the "Purchase Price") shall be $1,940,000 in the form of 477,540 fully paid and nonassessable, unregistered shares (the "Shares") of PA&E's $.001 par value common stock (the "Common Stock"), based on a per share price of $4.0625.

     3.2 Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, Buyer shall deliver one or more certificates representing the Shares to Seller at the Closing. The Shares will not be registered under the Securities Act of 1933, as amended (the "1933 Act") or pursuant to the blue sky laws of any state, and PA&E shall have no obligation to register the Shares. The Shares will bear a legend restricting their transferability.

     3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets by Buyer after Closing based on Seller's April 30, 1997 interim financial statements. The parties agree that the fair market value of the Assets which constitute Class I, II, III, IV and V Assets (as defined in Treasury Regulation Section 1.1060-IT(d), as amended) will be as set forth on Internal Revenue Service Form 8594 in the form prepared by Buyer after Closing (the "Form 8594"). The allocation set forth in the Form 8594 will be binding on Buyer and Seller for all federal, state and local tax purposes. Buyer and Seller agree to attach the Form 8594 in such form to their respective federal income tax returns filed under Section 1060 of the Internal Revenue Code, as amended, and the failure to do so will constitute a material breach of this Agreement.

                                    Section 4
                              Conveyance of Assets

     4.1 Real Property. Subject to the terms and conditions of this Agreement, Seller shall convey fee simple title to the Real Property to Buyer at Closing, free and clear of any liens, claims or encumbrances of any kind, except as set forth on Schedule 4.1 (the "Permitted Liens"), which conveyance shall be effected by (a) Seller's execution and delivery of a Statutory Warranty Deed (the "Warranty Deed") to Buyer at Closing, and (b) the recordation of the Warranty Deed by Land Title Company of Clallam County (the "Title Company") promptly after Closing.

     4.2 Other Assets. Subject to the terms and conditions of this Agreement, the sale, assignment, transfer and delivery of the Assets, other than the Real Property, shall be effected by Seller's execution and delivery to Buyer at Closing of a Warranty Bill of Sale in substantially the form attached as Exhibit B (the "Bill of Sale") and all vehicle titles, together with any other instruments of transfer requested by Buyer, in form and substance sufficient to vest in Buyer all right, title and interest in and to such Assets, free and clear of any liens, claims or encumbrances of any kind, except for Permitted Liens.



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     4.3 Further Assurances. Upon Buyer's request and without further consideration, Seller will take such further actions and will execute such further documents, on and after the Closing Date, as reasonably necessary to (a) place Buyer in possession and operating control of the Assets, (b) vest in Buyer good, valid and marketable title to the Assets, free and clear of any liens, claims or encumbrances of any kind except for the Permitted Liens, (c) complete the transactions described this Agreement, and (d) comply with all laws and regulations applicable to such transactions; including but not limited to those actions set forth on Schedule 4.3.

                                    Section 5
                                     Closing

     The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at 10:00 a.m. on the later of (a) April 30, 1997 or
(b) the date on which the conditions contained in Section 10 that can be met prior to Closing have been met (the "Closing Date") at the offices of Stoel Rives LLP, at 3600 One Union Square, 600 University Street, Seattle, Washington, or at such other time and place as the parties may agree upon.

                                    Section 6
                Representations and Warranties of Buyer and PA&E

     Buyer and PA&E represent and warrant to Seller that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

     6.1 Authorization. Buyer and PA&E are each corporations, duly organized and validly existing under the laws of Washington. Buyer and PA&E each have taken all corporate action necessary to authorize execution and delivery of this Agreement and performance of their respective obligations hereunder. Buyer and PA&E each have full corporate power and authority to enter into this Agreement and to carry out the terms hereof. Buyer and PA&E have each duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Buyer and PA&E, enforceable in accordance with its terms.

     6.2 No Violations; Consents. Except as set forth on Schedule 6.2, the execution, delivery and performance of this Agreement by Buyer and PA&E will not conflict with, result in the breach of, or constitute a material default under:
(a) the respective articles of incorporation or bylaws of Buyer and PA&E, (b) any material note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer or PA&E is a party or by which Buyer or PA&E is bound; or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Buyer or PA&E. Except as set forth on Schedule 6.2, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by Buyer or PA&E.

     6.3 The Shares. At the Closing, Seller will acquire good title to the Shares, free and clear of all pledges, security interests, liens, charges, equities or claims, except as otherwise agreed to in this Agreement.




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     6.4 Brokers. Neither Buyer nor PA&E has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

                                    Section 7
              Representations and Warranties of Seller and Mr. Hare

     Seller and Mr. Hare represent and warrant, jointly and severally, to Buyer and PA&E that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

     7.1 Authorization. Seller is a corporation, duly organized and validly existing under the laws of the State of Washington. Seller has taken all corporate action necessary to authorize, and Seller's shareholders have approved, Seller's execution and delivery of this Agreement and the performance of its obligations hereunder. Seller has full corporate power and authority to enter into this Agreement and to carry out the terms hereof. Seller and Mr. Hare have duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Seller and Mr. Hare, enforceable in accordance with its terms.

     7.2 No Violations. Except for the required consents set forth on Schedule 7.3, the execution, delivery and performance of this Agreement by Seller and Mr. Hare will not conflict with, result in the breach of, or constitute a default under (a) Seller's articles of incorporation or bylaws; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller or Mr. Hare is a party or by which Seller or Mr. Hare is bound, or (c) any statute, order, injunction, judgment, decree, rule or regulation of any court or regulatory authority or governmental body applicable to Seller or Mr. Hare.

     7.3 Consents. Except as set forth on Schedule 7.3, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by Buyer.

     7.4 Financial Statements. Seller has furnished to Buyer complete and accurate copies of (a) Seller's interim financial statements dated February 28, 1997 and March 30, 1997, and (b) Seller's reviewed financial statements for the fiscal year ended December 31, 1996 (collectively, the "Seller's Financial Statements"). The Seller's Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and (ii) fairly present the financial condition of Seller as of the dates specified and the results of its operations for the periods specified.

     7.5 Material Adverse Changes. There has been no material adverse change to Seller, the Assets or the Business since the date of the most recent of the Seller's Financial Statements.

     7.6 Taxes. Seller has timely paid all federal, state, local or foreign taxes, assessments, fees, imposts, levies and other charges, including without limitation all income, sales, use, business and occupation, withholding, payroll, employment, excise or property taxes or assessments, and interest and penalties thereon (collectively, "Taxes") that have become due and payable. Seller has timely filed all required returns and reports with respect to such Taxes.


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Seller has not waived any statute of limitations relating to Taxes. The charges, accruals and reserves shown in the Seller's Financial Statements are adequate to cover all Taxes currently due and payable, except to the extent disclosed in notes to the balance sheet. Seller is not subject to any dispute regarding
Taxes. No federal, state or local audits or administrative court proceedings are presently pending or threatened with regard to any Taxes.

     7.7 Absence of Indebtedness and Other Obligations. Except as set forth in Seller's Financial Statements, (a) Seller has no Indebtedness (as defined below) of a material nature, and (b) Seller has, to the best of its knowledge, no other obligations of a material nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as a surety or guarantor) and whether due or to become due, including without limitation any liabilities for Taxes. "Indebtedness" means (i) all indebtedness of Seller for borrowed money or for the deferred purchase price of property or services, including without limitation any indebtedness of Seller with respect to any shareholder of Seller, and (ii) any other indebtedness of Seller which is evidenced by a note, bond, debenture or similar instrument.

     7.8 Assets.

          7.8.1 Real Property. Schedule 7.8.1 sets forth a complete and correct description of the Real Property. Except as set forth on Schedule 7.8.1, Seller is not a party to any lease of real property. Except as set forth in Schedule 7.8.1, Seller has good and marketable fee simple title to the Real Property, free and clear of all mortgages, pledges, liens, conditional sales agreements, leases or other encumbrances of any kind, except for the Permitted Liens. The Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of the Business. To the best knowledge of Seller and Mr. Hare, neither the operations of Seller or any lessee on the Real Property, nor any improvements on the Real Property, violate any applicable building or zoning code or regulation of any governmental authority having jurisdiction.

          7.8.2 Personal Property. A complete and correct description of the Personal Property is set forth in the Bill of Sale. Seller is not a party to any lease of personal property. Except as set forth on Schedule 7.8.2, (a) Seller has good and marketable title to all of the Personal Property, free and clear of all liabilities, claims, liens, sales agreements (conditional or otherwise), leases, or other encumbrances of any kind, except for the Permitted Liens, and
(b) all of the Personal Property is in good operating condition and free from material defects.

          7.8.3 Contracts. Except as set forth in Schedule 7.8.3, (a) the Contracts are valid, binding and enforceable in accordance with their terms; (b) Seller has performed, or is now performing, the obligations of, and is not in material default (and would not by the lapse of time or the giving of notice be in material default) under, any Contracts; (c) no party has raised any claim, dispute or controversy or withheld payments from Seller with respect to any Contracts, which claim, dispute, controversy or withholding of payment could, if such party were to prevail, have a material adverse effect, either individually or in the aggregate, on the Contracts; (d) to the best of the knowledge of Seller and Mr. Hare, no other party to a Contract is in material default or has breached any material term or provision of such Contract that has not previously been cured; and (e) Seller has not received notice or warning of alleged



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nonperformance, delay in delivery or other noncompliance with respect to any of the Contracts, nor any notice that the other parties may totally or partially terminate any of the Contracts. No other party to a Contract is required to consent to the assignment of such Contract to Buyer.

          7.8.4 Intellectual Property Rights. Seller owns, or has the right to use and transfer the Intellectual Property to Buyer, free and clear of all liabilities, claims, liens, licenses, or other encumbrances of any kind. Seller's use of the Intellectual Property has not conflicted with or infringed, and no one has asserted that such use conflicts with or infringes, upon any proprietary rights owned, possessed or used by any third party. Seller has not received notice of any claims, disputes, actions, proceedings, suits or appeals pending with respect to any of the Intellectual Property, and none has been threatened.

          7.8.5 Accounts Receivable. Seller has furnished to Buyer a complete and accurate aging of Seller's Accounts Receivable as of April 17, 1997. The Accounts Receivable (a) have arisen in the ordinary course of Seller's Business;
(b) represent valid obligations due to Seller enforceable in accordance with their terms except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or (ii) general principles of equity which are within the discretion of courts of applicable jurisdiction; (c) have been collected or will be collected in the ordinary course of Seller's Business subject only to reserves for bad debts set forth on the Seller's Financial Statements, and (d) will not be subject to any recoupments, setoffs or counterclaims.

          7.8.6 Customer and Supplier Lists. Schedule 7.8.6 sets forth (a) a true and correct list of the ten largest customers of Seller, in terms of sales, during the fiscal year ended December 31, 1996, and during the three months ended March 30, 1997; and (b) a true and correct list of the ten largest suppliers of Seller, in terms of purchases, during the fiscal year ended December 31, 1996, and during the three months ended March 30, 1997. There has not been any material adverse change in the business relationship of Seller with any such customer or supplier. Neither Seller nor Mr. Hare has any reason to believe that any such customer or supplier intends to materially reduce the amount of business it conducts with Seller.

     7.9 Compliance. Schedule 7.9 sets forth all governmental permits required to be obtained in order to operate the Business. Except as set forth on Schedule 7.9, Seller has all such permits. Seller has exercised and will exercise, until the Closing, its best efforts to maintain and operate the Assets in compliance with all applicable laws, ordinances, codes and regulations. Except as set forth on Schedule 7.9, Seller has not received notice of violation of any applicable governmental permit, zoning regulation or ordinance, environmental, Federal Occupational, Safety and Hazards Act, or comparable state laws, regulations and rulings, or other law, order, regulation or requirement relating to its operations of the Assets, and, so far as is known to Seller and Mr. Hare, there is no such violation.

     7.10 Certain Interests. No current or former shareholder of Seller and no entity owned or controlled by any of them (a) has any material interest in the Assets, (b) is indebted to Seller, or (c) has any financial interest, direct or indirect, in any supplier or customer of, or other outside business which has any transactions with, Seller.



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     7.11 Employment Agreements. Seller is not a party to or bound by any employment, or consulting agreement, other than "at will" employment agreements, none of which contains any unusual term or conditions.

     7.12 Labor Matters. Seller is not a party to or bound by any collective bargaining or other labor contract. Seller is in compliance with applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

     7.13 Environmental Matters. Except as described in the Phase I and Phase II environmental assessments obtained by Buyer (the "Environmental Reports") or on
Schedule 7.13:

               a. no Hazardous Substance has been used, treated, stored, disposed of, generated, manufactured, released or spilled by Seller or, to Seller's best knowledge, any other person, on the Real Property which would constitute a violation of or a reportable event under any Environmental Law;

               b. Seller has all permits currently required by Environmental Law for the Business and the current use, occupancy or condition of the Real Property;

               c. all wastes generated by the Business have been properly transported off site and disposed of or recycled in compliance with all applicable Environmental Laws;

               d. no solid wastes have been disposed of on the Real Property by Seller or, to Seller's best knowledge, any other person, and no petroleum product or fraction thereof has been spilled, released or disposed of on the Real Property by Seller or to Seller's best knowledge, any other person;

               e. no material containing more than one percent by weight of asbestos is present in any of the improvements upon, or is otherwise located on, the Real Property; and

               f. no underground storage tanks is in use, out of service, closed or decommissioned on the Real Property (whether or not excluded from regulation under any Environmental Law). Schedule 7.13 describes the size, location, construction, date of installation, use and testing history of any such underground storage tanks.

"Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined or listed under any Environmental Law. "Environmental Law" means any federal, state or local statute, regulation or ordinance pertaining to the protection of human health or the environment.

     7.14 Insurance. Schedule 7.14 contains a complete list of all insurance policies maintained by Seller and the annual premium for each such policy. All premiums owing on such polices are paid in full and no notice of cancellation or termination has been received with respect to any such policies. Such policies
(a) are in full force and effect, (b) are sufficient for compliance with all material requirements of law and of material agreements to which Seller is


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a party, and (c) provide insurance coverage for the assets and operations of
Seller comparable to that of companies similarly situated. Seller has not been refused any insurance with respect to the Assets or its operations nor had its coverage limited by any insurance carrier.

     7.15 Litigation. There is no action, dispute, claim, proceeding, suit, appeal or investigation pending or threatened against Seller that involves the Assets or that questions the validity of this Agreement. To Seller's knowledge, there are no facts that could reasonably be expected to result in a judgment or other determination that would have a material adverse effect on Seller or the Assets, or that would cause this Agreement to be prohibited or enjoined.

     7.16 Powers of Attorney. Seller does not have outstanding powers of attorney which relate to or could in any way affect the disposition of the Assets.

     7.17 Brokers. Neither Seller nor Mr. Hare has entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction, except for the fee to Edward J. Worrall to be assumed by Buyer under Section 2.1.

     7.18 Reliance. Seller and Mr. Hare recognize and agree that Buyer and PA&E are relying upon the representations and warranties made by Seller and Mr. Hare in this Agreement, notwithstanding any investigation by Buyer and PA&E.

     7.19 Disclosure. No representation or warranty by Seller or Mr. Hare made in this Agreement, and no statement or certificate furnished or to be furnished by Seller or Mr. Hare to Buyer or PA&E in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    Section 8
                              Pre-Closing Covenants

     8.1 Conduct of the Parties. Before the Closing, each of the parties will fully cooperate with the other parties and their counsel and accountants in connection with any steps required to be taken as part of the obligations of the parties under this Agreement. Each party will use its best efforts to close the transactions described by this Agreement and will take no action inconsistent with its obligations under this Agreement or that could hinder or delay Closing, except that nothing in this Section will limit the rights of the parties under Sections 10 or 12. None of the parties will take any actions prior to the Closing that would cause their respective representations and warranties made in this Agreement to become untrue, without the other parties' prior written consent.

     8.2 Access to Properties, Books and Records.

          8.2.1 PA&E and Buyer. To permit PA&E and Buyer to conduct their due diligence investigation, Seller will permit PA&E, Buyer and their agents to have reasonable access to the premises in which Seller conducts its Business and to all of its books, records, and



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personnel files, and will furnish to PA&E and Buyer such financial data, operating data, and other information as they shall reasonably request.

          8.2.2 Seller. To permit Seller to conduct its due diligence investigation, PA&E will provide Seller and its agents with access to any of its public filings with the Securities and Exchange Commission, will permit Seller and its agents to have reasonable access to the premises in which PA&E conducts its business, and will furnish to Seller such financial data, operating data, and other information as Seller shall reasonably request.

     8.3 Financial Examination. If PA&E and its independent accountants determine that it is necessary or appropriate, Seller shall permit the audit or other examination by PA&E or its independent public accounting firm of Seller's financial statements for the three most recent fiscal years, or such shorter period as PA&E deems appropriate, in its sole discretion.

     8.4 Solicitation of Seller's Employees. Seller consents to Buyer's solicitation before the Closing of Seller's employees for employment with Buyer after the Closing.

     8.5 Operation of the Business. Before the Closing, Seller and Mr. Hare agree to operate the Business as follows:

          8.5.1 Seller will operate the Business in a reasonable and prudent manner in accordance with past practices.

          8.5.2 Seller will not and will not agree to (a) transfer, lease, or dispose of any material Asset, except for inventory sold or used in the ordinary course of the Business, (b) grant any powers of attorney pertaining in any way to the Assets, or (c) acquire any assets which would be material to the Business, without Buyer's prior written consent.

          8.5.3 Seller will not, and will not agree to, (a) merge or consolidate with any other entity, (b) make any distribution or dividend payments to shareholders, or (c) engage in any long-term borrowings. Mr. Hare will not, and will not agree to, sell his stock in Seller.

          8.5.4 Seller will not enter into any transaction, contract or commitment, except in the ordinary course of the Business and not requiring the payment in any case of an amount in excess of $5,000 on an annual basis.

          8.5.5 Seller will use its best efforts to (a) preserve its existing business and relationships with its employees, customers, suppliers and others,
(b) preserve the Assets, and (c) conduct its business in compliance with all applicable laws and regulations.

          8.5.6 Seller will advise Buyer in writing of (a) any litigation or administrative proceeding that challenges or otherwise materially affects the transactions described in this Agreement, or (b) any material adverse change or any event, occurrence or circumstance which is likely to cause a material adverse change in the Assets or the Business.

          8.5.7 Seller will maintain its books and records in accordance with past practices, and will not change its accounting methods, policies or practices.


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                                    Section 9
                               Further Agreements

     9.1 Employment Agreement. On or before the Closing Date, Mr. Hare and Buyer shall enter into an Employment Agreement, in substantially the form attached as Exhibit C (the "Employment Agreement"), which contains a covenant not to compete.

     9.2 Right of First Refusal Agreement. On or before the Closing Date, Seller and Buyer shall enter into a Right of First Refusal Agreement with regard to the Real Property, in substantially the form attached as Exhibit D (the "Right of First Refusal Agreement").

     9.3 News Releases. Except as otherwise required by law, neither Buyer, PA&E, Seller, nor any person affiliated with any of them, will issue or approve a news release or other announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other parties as to the contents of the announcement and its release.

     9.4 Confidentiality. No information concerning one party that has been furnished to or obtained by the other party in connection with this Agreement may be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants who reasonably need to know such information in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party; (b) was known and can be shown to have been known by the other party at the time of its receipt; (c) is received by the other party from a third party without breach of this Agreement; (d) is required by law or court order to be disclosed; or (e) is disclosed in accordance with the written consent of the other party.

     9.5 Covenants Not to Compete or Solicit.

          9.5.1 Non-Competition Covenant. Seller will not, without the prior written consent of Buyer, for a period of five years following the Closing Date, directly or indirectly engage in, or have any interest in any corporation, partnership or other enterprise that engages in, any Competitive Activity in the State of Washington. "Competitive Activity" means the ownership, operation or management of a business engaged in the manufacture of explosively bonded metals. Competitive Activity does not include the ownership by Seller of equity securities in any publicly-traded corporation that does not exceed five percent of the outstanding capital stock of such corporation.

          9.5.2 Non-Solicitation Covenant. Seller covenants and agrees that for a period of five years following the Closing Date, Seller shall not, directly or indirectly, for its benefit or for the benefit of any other person, with respect to the Business as conducted by Buyer (a) solicit any such business from any customer or supplier of Buyer, (b) induce or cause any customer to cease purchasing any service or product from Buyer or to terminate or change such customer's business relationship with Buyer in any manner, (c) induce or cause any supplier to cease providing or selling any service or product to Buyer or to terminate or change such supplier's business relationship with Buyer in any manner, or (d) induce or solicit any person who is then employed by Buyer to leave such employment or other position with Buyer or to accept any other employment or position.

          9.5.3 Reasonableness. Seller acknowledges that the covenants set forth in Sections 9.5.1 and 9.5.2 do not (a) impose unreasonable restrictions or work a hardship on it, (b) are necessary and fundamental to the protection of the Business to be conducted by Buyer, (c) are reasonable as to scope, duration, and territory, (d) are given as a condition to Buyer entering into this Agreement,
(e) are necessary to preserve the value of the Assets, and (f) are for the purpose of restricting the activities of Seller only to the extent necessary for the protection of the legitimate business interests of Buyer. Seller agrees that such covenants are reasonable and do not and will not impose an undue hardship on it.

          9.5.4 Equitable Relief. Seller acknowledges and agrees (a) that any damages sustained by the Buyer as a result of a breach of this Section 9.5 cannot be adequately remedied by damages, and (b) that Buyer, notwithstanding any other provision of this Agreement, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this
Section 9.5.

     9.6 Termination of Profit Sharing Plan. Seller agrees to terminate its current profit sharing plan as soon as practicable after the Closing.

                                   Section 10
                               Closing Conditions

     10.1 Closing Conditions of Buyer and PA&E. The obligation of Buyer and PA&E to close the transactions described in this Agreement are subject to satisfaction, at or before the Closing, of each of the following conditions:

          10.1.1 Consents. All releases, authorizations, consents, and approvals required to be obtained from any third-party or any state and federal regulatory authorities, including those listed on Schedule 6.2 and Schedule 7.3, have been obtained in a form satisfactory to Buyer and PA&E.

          10.1.2 Representations, Warranties and Covenants. The representations and warranties of Seller and Mr. Hare contained in this Agreement are true and correct as if made at Closing in all material respects. Seller and Mr. Hare have performed, in all material respects, all covenants, obligations and agreements to be complied with and performed by them at or before the Closing Date.

          10.1.3 Litigation. No litigation, investigation or proceeding has been instituted or threatened which would materially adversely affect the ability of Buyer or PA&E to comply with the provisions of this Agreement.

          10.1.4 Officer's Certificate. Seller and Mr. Hare have executed and delivered to Buyer and PA&E an Officer's Certificate, in which Mr. Hare certifies, as Chief Executive


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


Officer of Seller and individually, (a) satisfaction of the conditions set forth in Sections 10.1.1, 10.1.2 and 10.1.3 as of the Closing Date, and (b) copies of the resolutions of Seller's Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection with this Agreement.

          10.1.5 Corporate Approval. The execution delivery and performance of this Agreement has been approved by the Boards of Directors of Buyer, PA&E and Seller, and by the shareholders of Seller.

          10.1.6 Due Diligence. Buyer and PA&E have completed their due diligence review of the Assets and the Business and the results of such review are satisfactory to them in their sole discretion.

          10.1.7 Environmental Reports. PA&E and Buyer have obtained the Environmental Reports, and the Environmental Reports are acceptable to Buyer and PA&E, in their sole discretion. Seller has, in accordance with applicable environmental regulations: (a) begun removal of the contaminated soil identified in the Environmental Reports, (b) disposed of the 55 gallon drums identified in the Environmental Reports, (c) ceased burning industrial solid wastes that are "prohibited materials" under WAC 173-425-040, and (d) removed all materials from around the water supply well.

          10.1.8 Licenses. Buyer has obtained all licenses and permits required for it to operate the Business, including but not limited to all federal and state explosives manufacture, use and storage licenses, that are not otherwise assignable by Seller, except the following permits which Buyer agrees to obtain after Closing: (a) hazardous waste generator number, (b) air emission permit, and (c) waste water discharge permit.

          10.1.9 Conveyance. Seller has executed and delivered to Buyer the Bill of Sale, the titles to all vehicles contained in the Personal Property, and such other bills of sale, change of title forms, endorsements, assignments, tax forms and other instruments of conveyance and transfer as Buyer may request in order to effect the transfer, assignment and conveyance of the Assets, other than the Real Property, subject to no exceptions other than the Permitted Liens.

          10.1.10 Real Property Documents. The Seller has executed and delivered the Warranty Deed, a real estate excise tax affidavit, and the Right of First Refusal Agreement.

          10.1.11 Title Insurance. Land Title Insurance Company of Clallam County has agreed to issue a Standard Coverage owner's policy of title insurance on the Real Property in the amount of $575,000, showing Buyer as the fee owner of the Real Property, subject to no exceptions other than the Permitted Liens and the excise tax due by virtue of the conveyance of title to the Real Property.

          10.1.12 Control of Assets. All steps necessary or desirable to place Buyer in actual possession and operating control of the Assets have occurred.

          10.1.13 Employment Agreement. Mr. Hare has executed and delivered to Buyer the Employment Agreement.



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


          10.1.14 Other Agreements. Seller has executed and delivered the Assumption Agreement and an investment letter with regard to the Shares.

          10.1.15 Seller's Name Change. Seller has delivered to Buyer duly authorized Articles of Amendment to its Articles of Incorporation that changes Seller's name to anything except "Northwest Technical Industries, Inc." or a derivative thereof; provided that Buyer shall not file such Articles of Amendment until Closing.

          10.1.16 Actions Satisfactory to Buyer's Counsel. All actions, proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, will be reasonably satisfactory to counsel for Buyer and PA&E.

     10.2 Closing Conditions of Seller. Seller's obligation to close the transactions described in this Agreement are subject to satisfaction, at or before the Closing, of each of the following conditions:

          10.2.1 Consents. All third-party and governmental releases, authorizations, consents and approvals required to be obtained in order to permit Closing of the transactions described in this Agreement, including those listed on Schedule 6.2 and Schedule 7.3, have been obtained in a form satisfactory to Seller.

          10.2.2 Representations, Warranties and Covenants. The representations and warranties of Buyer and PA&E contained in this Agreement are true and correct as if made at Closing in all material respects. Buyer and PA&E have performed, in all material respects, all covenants, obligations and agreements to be complied with and performed by Buyer or PA&E at or before the Closing Date.

          10.2.3 Litigation. No litigation, investigation or proceeding has been instituted or threatened which would materially adversely affect the ability of Seller or Mr. Hare to comply with the provisions of this Agreement.

          10.2.4 Officer's Certificate. Buyer and PA&E have each delivered to Seller an Officer's Certificate, certifying (a) satisfaction of the conditions set forth in Sections 10.2.1, 10.1.2 and 10.2.3 as of the Closing Date, and (b) copies of the resolutions of the Board of Directors of Buyer and PA&E, respectively, authorizing the execution, delivery and performance of this Agreement.

          10.2.5 Corporate Approval. The execution, delivery and performance of this Agreement have been approved by the Boards of Directors of Buyer, PA&E and Seller, and by the shareholders of Seller.

          10.2.6 Due Diligence. Seller has completed its due diligence review of PA&E and Buyer and the results of such review are satisfactory to Seller in its sole discretion.

          10.2.7 Stock Certificates. Seller has received one or more stock certificates representing the Shares.

          10.2.8 Other Agreements. Buyer has executed and delivered the Right of First Refusal Agreement, the Assumption Agreement and the Employment Agreement.

          10.2.9 Actions Satisfactory to Seller's Counsel. All actions, proceedings, instruments and documents required to be carried out by or in connection with this Agreement, and all other relevant legal matters, will be reasonably satisfactory to Seller's counsel.

                                   Section 11
                                  Closing Costs

     11.1 Closing Costs and Prorations.

          11.1.1 Seller's Closing Costs. Except as otherwise agreed by the parties in writing, Seller will pay (a) any sums due with respect to licenses, fees, and charges related to the Property and the discharge of any encumbrances affecting the Property, except Permitted Liens, (b) the prorations described below, and (c) the other usual and customary closing costs paid by sellers.

          11.1.2 Buyer's Closing Costs. Except as otherwise agreed by the parties in writing, Buyer will pay (a) the real estate excise taxes due as a result of the conveyance of the Property's title, (b) all recordation fees in connection with the filing of Seller's statutory warranty deed in favor of Buyer, (c) the premium for Buyer's title insurance policy, (d) all sales or use taxes on the conveyance of personal property, (e) the prorations described below, and (f) the other usual and customary closing costs paid by buyers.

          11.1.3 Prorations. Buyer and Seller agree to pay their respective prorated shares of all real and personal property taxes and assessments, both general and special, due in the calendar year in which the Closing Date occurs, utilities, services, other items customarily prorated, and any advance payment of the 1997 personal property taxes. All prorations shall be as of the Closing Date.

          11.1.4 Insurance. Seller is solely responsible for insuring the Property against casualty and general private and public liability to and including the Closing Date. After the Closing Date, Buyer is solely responsible for either assuming Seller's existing insurance policies or obtaining such other casualty and public liability insurance as Buyer may desire. If Buyer elects to assume Seller's existing insurance polices, the current year premium for such policies will be prorated under Section 11.1.3, above.

     11.2 Other Costs, Expenses and Professional Fees. Except as provided otherwise in this Agreement, the parties each agree to bear their own costs and expenses, including without limitation all fees of attorneys, accountants, brokers and other service providers incurred in connection with the negotiation and preparation of this Agreement, and with any due diligence conducted, and documents required to be executed, in connection with this Agreement.

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

                                   Section 12
                                   Termination

     12.1 Right to Terminate. This Agreement may be terminated:

          (a) by written agreement of the parties;

          (b) by either Seller or Buyer if the Closing has not occurred on or before June 30, 1997, unless the terminating party's failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     12.2 Effect of Termination. The party choosing to terminate this Agreement under Section 12.1 will give written notice of termination to the other party. The parties will thereafter be released from all liabilities and obligations arising under this Agreement, unless such termination arises from a breach of this Agreement or except as otherwise provided in this Agreement.

                                   Section 13
                            Survival; Indemnification

     13.1 Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or agreement delivered in accordance with this Agreement shall survive the execution and delivery of this Agreement, any investiga tion by or on behalf of any party, and the consummation of the transactions contemplated hereby.

     13.2 Indemnifications by Seller and Mr. Hare.

          13.2.1 Indemnification. Seller and Mr. Hare, jointly and severally, shall indemnify Buyer and PA&E and hold them harmless from and against all losses, costs, expenses, damages or liabilities, including reasonable attorney fees (collectively, "Damages"), incurred by Buyer or PA&E as the result of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Seller or Mr. Hare made in this Agreement; (b) any failure by Seller or Mr. Hare to fulfill any of their covenants or other agreements contained in this Agreement or in any agreement delivered pursuant to this Agreement; (c) any liability or obligation of Seller to any third party not expressly assumed by Buyer in accordance with the terms of this Agreement, (d) any governmentally required remedial action or cleanup arising out of or related to any use of the Real Property occurring before the Closing Date, (e) any environmental issues disclosed in the Environmental Reports or on Schedule 7.13, and any undisclosed environmental issues.

          13.2.2 Payment under Indemnity. Seller may pay its liability for any Damages indemnified under Section 13.2.1 (a) in cash, or (b) by delivering to PA&E Shares having a value equal to the amount of the Damages, based on the Fair Market Value of the Shares. The "Fair Market Value" of the Shares means the closing bid price of PA&E's Common Stock on the Nasdaq National Market System on the Closing Date.

     13.3 Indemnification by Buyer and PA&E. Buyer and PA&E will indemnify Seller and hold it harmless from and against all Damages incurred by Seller by reason of or arising out of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Buyer or PA&E made in this Agreement, (b) any failure by Buyer to fulfill any of Buyer's covenants or other agreement contained in this Agreement or in any agreement delivered pursuant to this Agreement, or (c) any governmentally required remedial action or cleanup arising out of or related to any use of the Real Property occurring after the Closing Date.

     13.4 Indemnification Period. Except as otherwise specified herein, no claim for indemnity will be effective if not made within three years after the Closing Date (the "Indemnification Period"). Claims based upon the assertion that either the Seller or Mr. Hare had actual knowledge that a representation or warranty made by either of them was materially false when made or was made with the intent to deceive, and claims based on Sections 7.8.1, 7.8.2, 7.13, or 13.2.1(d) or (e), may be made at any time up to the applicable statute of limitations.

     13.5 Indemnification Procedures.

          13.5.1 Claim Notice. Any claim for indemnification under this Section 13 must be made in writing and delivered as a notice by the party seeking indemnification to the party from whom indemnification is sought within the Indemnification Period, specifying in reasonable detail the nature and estimated amount of the claim.

          13.5.2 Third-Party Claims. If the claim specified in the claim notice relates to a third-party claim, the indemnifying persons shall have 15 days after their receipt of the claim notice to notify the indemnified person whether the indemnifying persons agree that the claim is subject to indemnification pursuant to this Section 13 and whether the indemnifying persons elect to defend such third-party claim at their own expense. If the claim relates to a third-party claim that the indemnifying persons elect to defend, the indemnified person shall reasonably cooperate with such defense. The indemnified person shall, however, be entitled to participate in the defense or settlement of such a third-party claim through its own counsel and at its own expense and shall be entitled to approve or disapprove any proposed settlement that would impose a duty or obligation on the indemnified person. If the indemnifying persons do not timely elect to defend a third-party claim, or if the indemnifying persons fail to conduct such defense with reasonable diligence, the indemnified party may conduct the defense of, or settle, such claim at the risk and expense of the indemnifying persons.

          13.5.3 Claims Other Than Third-Party Claims. If the claim does not relate to a third-party claim, the indemnifying persons shall have 30 days after receipt of the claim notice to notify the indemnified party in writing whether the indemnifying persons accept liability for all or any part of the claim and the method and timing of any proposed payment. If the indemnifying persons do not so notify the indemnified party, the indemnifying persons shall be deemed to have accepted liability for all damages described in the claim notice.

                                   Section 14
                                Other Provisions

     14.1 Assignment; Benefit. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     14.2 Amendment; Waiver. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in writing by the party against which enforcement of such amendment or waiver is sought.

     14.3 Severability. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible.

     14.4 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     14.5 Independent Counsel. Seller and Mr. Hare acknowledge that they have been represented by independent legal counsel with regard to this Agreement, and have had an adequate opportunity to seek independent legal counsel with regard to all documents executed in connection with this Agreement. Seller and Mr. Hare acknowledge that Stoel Rives LLP has not represented either of them.

     14.6 Notices. The parties shall deliver any notices required under this Agreement in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, to the addresses set forth below, or to such other address as specified by a party in writing. Notices shall be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or the date on the U.S. postmark affixed to the notice.


If to Buyer or PA&E:                         With a copy to:

Pacific Aerospace & Electronics, Inc.        Stoel Rives LLP
434 Olds Station Road                        600 University St., Suite 3600
Wenatchee, WA 98801                          Seattle, WA   98101-3197
Facsimile: (509) 664-6868                    Facsimile: (206) 386-7500
Attention:  President                        Attention: Eugenie D. Mansfield

If to Seller or Mr. Hare:                    With a copy to:



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


Alan W. Hare                                 Curtis G. Johnson
2136 E. Lindberg                             Johnson Miller & Johnson
Port Angeles, WA 98362                       230 E. 5th Street
Facsimile: __________________                Port Angeles, WA  98362
                                             Facsimile:(360) 457-3379

     14.7 Attorney Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its reasonable attorney fees and expenses from the non-prevailing party, including costs and expenses incurred on appeal or in bankruptcy proceedings.

     14.8 Entire Agreement. This Agreement, its attached schedules and exhibits, and the documents executed in connection with this Agreement, contain the entire agreement of the parties, and supersede any and all prior agreements, written or oral, relating to their subject matter.

     14.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.

Executed as of the date first written above.

                              BUYER:  NTI, INC.


                                      By  /s/ DONALD A. WRIGHT
                                        -------------------------------------
                                        Donald A. Wright
                                        Its: Executive Vice President

                              PA&E:   PACIFIC AEROSPACE & ELECTRONICS, INC.


                                      By  /s/ DONALD A. WRIGHT
                                        -------------------------------------
                                        Donald A. Wright
                                        Its: President/Chief Executive Officer

                              SELLER: NORTHWEST TECHNICAL INDUSTRIES,
                                      INCORPORATED


                                      By   /s/  ALAN W. HARE
                                        ---------------------------------------
                                        Alan W. Hare
                                        Its: Chief Executive Officer

                              MR. HARE:

                                           /s/  ALAN W. HARE
                                        ---------------------------------------

                                  Alan W. Hare


                                CONSENT OF SPOUSE

     I, Jan Hare, consent to the execution of this Agreement by Alan W. Hare, who is my spouse, and to consummation of the transactions contemplated by this Agreement by Mr. Hare, and agree that such actions and the obligations of Mr. Hare under this Agreement shall be binding upon our marital community. I declare that I have had the opportunity to fully and carefully read this Agreement and to seek the advice of independent counsel with respect to the Agreement and this Consent.

Dated: April 30, 1997                        /s/  JAN HARE
                                             ----------------------------------
                                                            Jan Hare

               Exhibits and Schedules to Asset Purchase Agreement


The Exhibits and Schedules to this Asset Purchase Agreement are not included with this filing because they are not material.



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